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                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is entered into as of January 12, 2001 between A.C.L.N. Limited, a company organized under the laws of the Republic of Cyprus (the "Company"), and Christian L. Payne ("Employee").

         In consideration for the mutual covenants and conditions set forth herein, the parties hereby agree as follows:

1. Employment. The Company hereby employs Employee in the capacity of Chief Financial Officer. Employee accepts such employment and agrees to perform such services as are customary to such offices and shall from time to time be assigned to him by the Company's Board of Directors. Employee agrees to perform his duties, responsibilities and obligations hereunder to best of his ability. Employee agrees that he will work solely and exclusively for the Company and devote his entire working time, care and attention and best efforts to such duties, responsibilities and obligations except as mutually agreed from time to time throughout the term of the Employee's employment as defined in Paragraph 2 of this Agreement.

2. Term. The employment hereunder shall commence on the date hereof (the "Commencement Date") and terminate on January 12, 2003 (the "Termination Date"), unless this agreement is terminated prior to the Termination Date in accordance with Section 4 hereof.

3.     Compensation and Benefits.

         3.1. Salary. For the performance of Employee's duties hereunder, the Company shall pay Employee an annual base salary of $1.00 (less required withholdings and other authorized deductions), with annual increases determined by the Board of Directors in its sole discretion.

                  (a) Employee will receive qualified stock options representing the right to purchase up to 150,000 shares of the Company's ordinary shares (the "Options"). All Options shall have a strike price equal to the closing price of the Company's ordinary shares on the date prior to the Commencement Date. The options will vest according to the following schedule:

Vesting Schedule

     5%                   Immediately
     5%                   upon completion of business plan
     5%                   upon completion of financial model
     5%                   upon initiation of coverage by research analyst
    10%                   after three months
     5%                   after six months
    10%                   after nine months
     5%                   after twelve months
    12.5%                 after fifteen months
    12.5%                 after eighteen months
    12.5%                 after twenty-one months
    12.5%                 after twenty-four months

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                  3.2. Benefits. Employee shall be entitled to such medical, disability, and life insurance coverage and such vacation, sick leave, and holiday benefits, if any, as are made available to the Company's top executive personnel, all in accordance with the Company's benefits program in effect from time to time.

                  3.3. Incentive Bonus. Employee shall be entitled to a bonus equal to 1.0% of the total amount of any debt or equity financings initiated or completed during the Term regardless of whether the closing date of any such financing occurs after the Termination Date. Such bonus will be payable in immediately available funds upon completion or closing of financing and will only apply to debt or equity financings in excess of ten million dollars(10,000,000).

                  3.4. Reimbursement of Expenses. Employee shall be entitled to reimbursement for all reasonable expenses for travel, meals, and entertainment, incurred by Employee in connection with and reasonably related to the furtherance of Company's business upon presentation of appropriate evidence of the nature and purpose of the expense. Reimbursement of Employee's expenses shall be paid promptly after Employee's submission of such appropriate documentation.

                  3.5. Annual Review. The Board of Directors will review Employee's performance and compensation hereunder not less than annually (including salary, bonus, and stock options and/or other equity incentives).

4.       Termination.

         4.1. Termination Events. The employment hereunder will terminate upon the occurrence of any of the following events (each, a "Termination Event"):

                  (a) The death of the Employee;

                  (b) The Company, by written notice to Employee or his personal representative, discharges Employee due to his inability to perform the duties assigned to him hereunder;

                  (c) Employee is discharged by the Board of Directors of the Company for cause. As used in this agreement, the term "cause" shall mean:

                           (i) Employee's conviction of, or pleading guilty or
nolo contendere to, a felony or misdemeanor involving dishonesty or moral turpitude;

                           (ii) (a) the willful failure, willful neglect or
refusal of Employee to substantially perform his duties with the Company (other than any such failure resulting from illness or disability) in a manner satisfactory to the Board of Directors after notice to Employee and a reasonable period of time to improve his performance, (b) Employee is


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willingly engaged in misconduct which has a direct and material adverse monetary effect on the Company or (c) Employee breaches any of the terms of this agreement and has not promptly cured such breach. No termination shall be effected for cause pursuant to this subpart (ii) unless Employee has been provided with specific information as to the acts or omissions which form the basis of the allegation of cause, and Employee has had an opportunity to be heard, with counsel if he so desires, before the Board of Directors and such Board determines in good faith that Employee was guilty of conduct constituting "cause" as herein defined; or

                           (d) Employee is discharged by the Board of Directors
of the Company without cause, which the Company may do at any time upon written notice to Employee;

                  4.2. Effects of Termination.

                           (a) Upon termination of Employee's employment
hereunder for any reason, the Company will promptly pay Employee all compensation owed to Employee and unpaid through the date of the Termination Event (including, without limitation, salary, bonus and employee expense reimbursements). If employee is Terminated for any reason other than for "cause" (as defined under 4.1(c) hereof), fifty percent (50%) of any unvested options under section 3.1 hereof shall be immediately vested.

                           (b) If Employee's employment is terminated under
Sections 4.1(d), in addition to the amount payable under 4.2(a) hereof, the Company shall continue to pay the Employee's salary for twelve months from the date of the Termination of Event.

5.          Non-compete Provisions.

                  5.1. Covenant not to Compete.

         Except as provided below, upon termination of Employee's employment hereunder, Employee agrees that for a two-year period from the date of the Termination Event:

                  (i) Employee will not directly or indirectly, whether for his own account or as an individual, employee, director, consultant, or advisor, or in any other capacity whatsoever, provide services to any other person, firm, corporation, or other business enterprise which is involved in (a) the maritime transport of automobiles throughout the regions in which the Company currently conducts business which include North and West Africa and the Middle East, or throughout any regions in which the Company commences doing business during the term of employment, and (b) any other material business of the Company at the time of the Termination Event in the regions where the Company is conducting such business.

                  (ii) Employee will not directly or indirectly encourage or solicit, or attempt to encourage or solicit, any individual to leave the Company's employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.

                  (iii) Employee will not induce or attempt to induce any customer, agent, subcontractor, supplier, distributor, licensee, or any other third-party service provider or business relation of the Company to cease doing business with the Company or in any way interfere with


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the existing business relationship between any such customer, agent, subcontractor, supplier, distributor, licensee, or any other third-party service provider or business relation of the Company.

         Employee acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Employee from continuing to engage in such breach.

         If any restriction set forth in this paragraph is held to be unreasonable, the Employee and the Company agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable.

6.          General Provisions.

                  6.1. Assignment. Neither party to this agreement may assign or delegate any of its rights or obligations under this Agreement without the prior written consent of the other party, except that the Company may assign its rights and obligations hereunder to a successor by merger or an assignee of all or substantially all of the Company's assets.

                  6.2. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties relating to such subject matter. Effective upon the Commencement Date, any and all previous employment agreements between the Company and the Employee shall terminate and have no force and effect.

                  6.3. Modifications. This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

                  6.4. Successor and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Employee and Employee's legal representatives, heirs, legatees, distributes, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

                  6.5. Governing Law. This Agreement shall be governed by, and be construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of laws.

                  6.6. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, said provision shall survive to the extent it is not so declared , and the remaining provisions shall nevertheless continue in full force and effect.

                  6.7. Further Assurances: Committees of Board. The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the


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intent of this Agreement. The term "Board of Directors" shall include any committee of the Board.

                  6.8. Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient (a) when delivered personally, (b) on the day of transmission if sent via facsimile, (c) on the day after delivery to Federal Express or similar overnight carrier, or (d) if mailed, five days after the date of deposit in the mail, certified or registered, postage prepaid and addressed, in the case of the Company, to 166, Mechelse Steenweg, 2018 Antwerp, Belgium, facsimile: (323) 244-1019 and in the case of Employee, c/o Catalyst Business Systems, Inc., 10390 Santa Monica Blvd., Suite 220, Los Angeles, CA 90025: (310) 551-2058, or to such other address as either party may later specify by at least 10 days advance written notice delivered to the other party in accordance herewith.

                  6.9. No Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party from thereafter enforcing that provision or any other provision of this Agreement.

                  6.10. Legal Fees and Expenses. In the event of any disputes under this Agreement, each party shall be responsible for its own legal fees and expenses which it may incur in resolving such dispute.

                  6.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.



For the Company:

/s/ illegible                                            Date: 18 April 2001
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Aldo Labiad
Chief Executive Officer

Employee:


/s/ illegible                                            Date: 22 June 2001
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Christian L. Payne


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